UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                      ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   29362P105
                      -------------------------------------
                                 (CUSIP Number)

                                    12/17/04
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             (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which the Schedule is filed:

      | |   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      | |   Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


CUSIP No. 29362P105
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1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      HORIZON CAPITAL INVESTORS LP
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) | |
                                                                         (b) |X|
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3     SEC USE ONLY


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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
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                  5     SOLE VOTING POWER

                        2,085,000
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           None
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              2,085,000
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        None
- --------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,085,000
- --------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                                         | |
        N/A
- --------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        8.27%
- --------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

        PN
- --------------------------------------------------------------------

Item 1.

      (a)   Name of Issuer: ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.

      (b)   Address of Issuer's Principal Executive Offices:
                  3233 Grand Avenue, Suite N-353
                  Chino Hills, CA 91709-1489

Item 2.

     (a) - (c)    Name, Address of Principal Business Offices, and Citizenship
                  of Persons Filing:

                  Horizon Capital Investors LP
                  34 East 68th Street, Suite 3A
                  New York, NY 10021
                  Citizenship: USA, Incorporated in Delaware

      (d)   Title of Class of Securities: Common Stock

      (e)   CUSIP Number: 29362P105

Item 3.

      N/A

Item 4. Ownership

        The holdings reported herein are stated as of December 30, 2004

(a)	Amount beneficially owned:  2,085,000
(b)	Percent of class:  8.27%
(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote:  2,085,000
(ii)	Shared power to vote or to direct the vote:  0
(iii)	Sole power to dispose or to direct the disposition of:  2,085,000
(iv)	Shared power to dispose or to direct the disposition of:  0

Item 5. Ownership of Five Percent or Less of a Class

      N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person

      N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

      N/A

Item 8. Identification and Classification of Members of the Group

      N/A

Item 9. Notice of Dissolution of Group

      N/A

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

                                                 12/30/04
                              ---------------------------------------------
                                                  Date


                                             /s/  Paul Janka
                              ---------------------------------------------
                                                Signature

                              		Paul Janka/Managing Partner
                              ---------------------------------------------
                                               Name/Title